MUNSINGWEAR, INC.
                              8000 West 78th Street
                                    Suite 400
                          Minneapolis, Minnesota 55439


September 5, 1996


Mr. Lowell M. Fisher
1203 Devonshire Curve
Bloomington MN 55431

Re:      Resignation and Severance Agreement

Dear Lowell:

This letter describes our agreement regarding your resignation as President and Chief Executive Officer of Munsingwear, Inc. ("Munsingwear") effective as of the first business day after the closing of the transaction between Munsingwear and Supreme International Corporation, which is currently expected to occur on September 6, 1996. You also agree to resign from Munsingwear's Board of Directors as of the same date. If, after reading this letter, you feel there is any discrepancy between our conversations and the content of this letter, please contact me.

Munsingwear will provide you with the following benefits in connection with your resignation:

1. We will pay you a regular monthly paycheck of $15,000, subject to applicable withholding, for eighteen months, beginning with the first day of the first month following expiration of the 15-day rescission period described on page 3 of this agreement and our receipt of your written certification, in a form identical to Exhibit 1 attached hereto, that you have taken no steps to exercise your right of rescission. Any unpaid amounts due to you under this paragraph shall become immediately due and payable in a lump sum immediately following any closing of the sale of Munsingwear's Premium business.

2. We will pay you $40,000, subject to applicable withholding, following your signature on this agreement. You agree that you will immediately repay this amount to Munsingwear if you exercise your right of rescission.

3. We will pay the employer share of your currently provided group health and life insurance premiums under Munsingwear's group health and life plans through February 28, 1998 or until you are covered under other group health and life plans, whichever occurs first, provided you make the appropriate written COBRA and life insurance continuation elections to continue your group coverages and provided the plans remain in effect for Munsingwear's active employees. The premiums under said plans shall be the same premiums payable with respect to active Munsingwear employees and the coverages under said plans shall be the same coverages which you were receiving prior to your resignation.

4. We are providing you with a letter of reference in connection with your resignation. If any prospective employer of yours wishes to contact Munsingwear for employment information, you agree to direct all such prospective employers to make a written request only to me. I will provide the prospective employer with your dates of employment, nature of the positions you held with Munsingwear, and a letter of reference to be agreed upon between you and me on behalf of Munsingwear.

5. The Board will take appropriate action to assure that all Stock Option and Restricted Stock Agreements between you and Munsingwear shall be immediately exercisable for the term currently provided.

6. You have the option within the next ten days to purchase the personal computers owned or leased by Munsingwear and currently used by you in your home for the price provided in paragraph 3 of Amendment No. 1 to Employment Agreement (Exhibit 3), provided the leased computer may be purchased at the cost Munsingwear is required to pay to buy out the lease.

7. Munsingwear hereby releases you, your heirs, agents, attorneys and successors from any and all claims and causes of action, known or unknown, which Munsingwear may have against you and which have accrued up to the execution of this agreement. Through this release, Munsingwear extinguishes any contract, wage or benefit claims; defamation or any other tort claims; and all claims arising from any federal, state or municipal law or ordinance.

In consideration for the benefits outlined above, you agree to do the following things:

1. You hereby covenant not to sue and unconditionally release and forever discharge Munsingwear, Inc., its affiliates, subsidiaries and related entities, predecessors, successors, owners, its and their officers, directors, agents, shareholders, employees, attorneys, insurers and indemnitors and any entity affiliated with any of the foregoing (collectively, the "Releasees") from any and all past or present claims, demands, obligations, actions, damages, expenses of any nature and causes of action, known and unknown, which you may have against any and all of them. Through this release, you extinguish all causes of action against the Releasees occurring up to the date of this agreement, including but not limited to any contract, compensation, expense or benefit claims; intentional infliction of emotional distress, defamation or any other tort claims; any and all claims arising out of or relating to your ownership of Munsingwear stock;and all claims arising from any federal, state or municipal law or ordinance. This release extinguishes any potential claims of employment discrimination arising from your employment with and resignation from Munsingwear, including specifically any claims under the Minnesota Human Rights Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

         Under the Age Discrimination in Employment Act, you have 21 days to review and consider this offer. If you sign this letter before 21 days have elapsed from the date on which you first receive it (September 5, 1996), then you will be voluntarily waiving your right to the full 21-day review period. You understand that you are not releasing your rights to any claims which arise after you sign this agreement and that you are advised to review your rights and obligations under this agreement with your own legal counsel. You have the right to rescind this agreement within fifteen (15) calendar days of the date upon which you sign it. You understand that if you desire to rescind this agreement, you must put the rescission in writing and deliver it to Mr. Thomas D. Gleason, Munsingwear, Inc., 8000 West 78th Street, Suite 400, Minneapolis MN 55439, by hand or by mail. If your rescission is by mail, it must be postmarked within 15 calendar days of the date on which you sign this agreement and sent by certified mail, return receipt requested. If you rescind this agreement, Munsingwear's obligations to you will immediately cease, and Munsingwear will owe you no amounts or benefits hereunder except as may be otherwise required under the Employment Agreement attached as Exhibit 2 and Amendment No. 1 to Employment Agreement attached as Exhibit 3.

2. You agree not to (a) make, either directly or indirectly, any derogatory or negative comments of any kind, either oral or written, to any person or organization about Munsingwear or any officer, director, shareholder, employee or any other person affiliated with Munsingwear; or (b) in any way interfere with any of Munsingwear's business relationships.

3. Until December 9, 1996, you agree to make yourself reasonably available at mutually convenient times, as requested by Munsingwear, to provide assistance and consulting services to Munsingwear in connection with Munsingwear business matters, litigation or threatened litigation involving Munsingwear. You also agree not to at any time in the future directly or indirectly cooperate with any person or entity in any threatened or actual litigation or claims against Munsingwear, except as required by court order.

This agreement shall not in any way be construed as an admission of liability by Munsingwear or as an admission that Munsingwear has acted wrongfully with respect to you. Munsingwear specifically denies and disclaims any such liability or wrongful acts.

This agreement sets forth our entire agreement and fully supersedes any prior oral or written agreements or understandings between you and Munsingwear, including the Employment Agreement attached as Exhibit 2 and the Amendment No. 1 to Employment Agreement attached as Exhibt 3, except for Sections IV(b) and VII(a) of the Employment Agreement and paragraph 4 of Amendment No. 1 to Employment Agreement, which shall remain fully enforceable in accordance with their terms. Munsingwear asks that our records reflect that you conclude your employment on terms you understand and accept and that you have entered into this agreement voluntarily, without coercion or duress.

If this letter accurately reflects our understanding and agreement, please sign the original and copy and return the original to me. The copy is for your file.

Sincerely,

MUNSINGWEAR, INC.



---------------------------------------
Thomas D. Gleason
Chairman, Board of Directors




Read and agreed to, with declarations
confirmed, this ___day of ______, 1996.